Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-291808) on Form S-4 of Ballston Spa Bancorp, Inc. of our report dated April 24, 2026 on the consolidated financial statements appearing in this Special Financial Report on Form 10-K of Ballston Spa Bancorp, Inc. for the year ended December 31, 2025.

Crowe LLP

Livingston, New Jersey
April 24, 2026